EXHIBIT 10.21

FOURTH AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of December 19, 2013 (the "Employment Agreement"), by and between CVR ENERGY, INC., a Delaware corporation (the "Company"), and JOHN J. LIPINSKI (the "Executive").
WHEREAS, the Company and the Executive entered into an amended and restated employment agreement dated January 1, 2008 (the "First Amended and Restated Agreement"), an amended and restated employment agreement dated January 1, 2010 (the "Second Amended and Restated Agreement") and an amended and restated employment agreement dated January 1, 2011 (the "Third Amended and Restated Agreement");
WHEREAS, the Company and the Executive desire to further amend and restate the Third Amended and Restated Agreement in its entirety as provided for herein;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration the sufficiency of which is acknowledged, the parties hereto agree as follows:

Section 1.	Employment.
1.1.    Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on January 1, 2014 (the "Commencement Date") and ending on the earlier of (i) the third (3rd) anniversary of the Commencement Date and (ii) the termination or resignation of the Executive's employment in accordance with Section 3 hereof (the "Initial Term"); provided, however, that the period of the Executive's employment pursuant to this Employment Agreement may be extended for one year following the Initial Term (a "Renewal Term"), or for one year following the then-current Renewal Term, in each case if the Company provides the Executive with written notice that such period shall be extended at least ninety (90) days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and any Renewal Term, collectively, the "Term"). Each additional one-year Renewal Term shall be added to the end of the next scheduled expiration date of the Initial Term or Renewal Term, as applicable.
1.2.    Duties. During the Term, the Executive shall serve as President and Chief Executive Officer of the Company and such other or additional positions as an officer or director of the Company, and of such direct or indirect affiliates of the Company ("Affiliates"), as the Executive and the board of directors of the Company (the "Board") shall mutually agree from time to time. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term commensurate with the Executive's positions as reasonably directed by the Board. The Executive shall be employed in the State of Texas during the Term.

1.3.    Exclusivity. During the Term, the Executive shall devote substantially all of Executive's working time to the business and affairs of the Company and its Affiliates, shall faithfully serve the Company and its Affiliates, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to Executive by the Board, consistent with Section 1.2 hereof. During the Term, the Executive shall use Executive's best efforts during Executive's working time to promote and serve the interests of the Company and its Affiliates and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit. The provisions of this Section 1.3 shall not be construed to prevent Executive from (i) investing Executive's personal, private assets as a passive investor in such form or manner as will not require any active services on the part of Executive in the management or operation of the affairs of the companies, partnerships, or other business entities in which any such passive investments are made; or (ii) serving on the board of directors for Thumbs Up Enterprises Limited and its affiliated companies.

Section 2.	Compensation.
2.1.    Salary. As compensation for the performance of the Executive's services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of $1,000,000 which annual salary shall be prorated for any partial year at the beginning or end of the Term and shall accrue and be payable in accordance with the Company's standard payroll policies, as such salary may be adjusted upward by the Compensation Committee of the Board in its discretion (as adjusted, the "Base Salary").
2.2.    Annual Bonus. For each completed fiscal year occurring during the Term, the Executive shall be eligible to receive an annual cash bonus (the "Annual Bonus"). Commencing with fiscal year 2014, the target Annual Bonus shall be 250% of the Executive's Base Salary as in effect at the beginning of the Term in fiscal year 2013 and at the beginning of each such fiscal year thereafter during the Term, the actual Annual Bonus to be based upon such individual and/or Company performance criteria established for each such fiscal year by the Compensation Committee of the Board. The Annual Bonus, if any, payable to Executive for a fiscal year will be paid by the Company to the Executive on the last scheduled payroll payment date during such fiscal year; provided, however, that if the Annual Bonus is payable pursuant to a plan that is intended to provide for the payment of bonuses that constitute "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Annual Bonus shall be paid at such time as is provided in the applicable plan.
2.3.    Employee Benefits. During the Term, the Executive shall be eligible to participate in such health, insurance, retirement, and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.
2.4.    Paid Time Off. During the Term, the Executive shall be entitled to twenty-five (25) days of paid time off ("PTO") each year.

2.5.    Business Expenses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing Executive's duties under this Employment Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Company as approved by the Board and in effect from time to time. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Employment Agreement does not constitute a "deferral of compensation" within the meaning of Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, any expense or reimbursement described in this Employment Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

Section 3.	Employment Termination.
3.1.    Termination of Employment. The Company may terminate the Executive's employment for any reason during the Term, and the Executive may voluntarily resign Executive's employment for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than thirty (30) days' notice to the other party. Upon the termination or resignation of the Executive's employment with the Company for any reason (whether during the Term or thereafter), the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination or resignation, any earned but unpaid Annual Bonus for completed fiscal years, any unused accrued PTO and any unreimbursed expenses in accordance with Section 2.5 hereof (collectively, the "Accrued Amounts"). For the avoidance of doubt, any termination or resignation of the Executive's employment with the Company upon or following the expiration of the Term shall not be covered by any provision of Section 3.2.
3.2.    Certain Terminations.
(a)    Termination by the Company Other Than For Cause or Disability; Resignation by the Executive for Good Reason. If during the Term (i) the Executive's employment is terminated by the Company other than for Cause or Disability, or (ii) the Executive resigns for Good Reason, then in addition to the Accrued Amounts the Executive shall be entitled to the following payments and benefits: (x) the continuation of Executive's Base Salary at the rate in effect immediately prior to the date of termination or resignation (or, in the case of a resignation for Good Reason, at the rate in effect immediately prior to the occurrence of the event constituting Good Reason, if greater) for the lesser of (A) thirty-six (36) months (or, if earlier, until and including the month in which the Executive attains age 70) and (B) the greater of (i) the remainder of the Term and (ii) twelve (12) months (the "Severance Period"), (y) a Pro-Rata Bonus and (z) to the extent permitted pursuant to the applicable plans, the continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and his dependents) of medical, dental, vision and life insurance benefits ("Welfare Benefits") the Executive would otherwise be eligible to receive as an active employee of the Company for the Severance Period or, if earlier, until the Executive becomes eligible for Welfare Benefits from a subsequent employer (the "Welfare Benefit Continuation Period") (such payments, the "Severance Payments"). If the Executive is not permitted to continue participation in the Company's Welfare Benefit plans pursuant to the terms of such plans or pursuant to a determination by the Company's insurance providers or such continued participation in any plan would result in the imposition of an excise tax on the Company pursuant to Section 4980D of the Code, the Company shall use reasonable efforts to obtain individual insurance policies providing the Welfare Benefits to the Executive during the Welfare Benefit Continuation Period, but shall only be required to pay for such policies an amount equal to the amount the Company would have paid had the Executive continued participation in the Company's Welfare Benefit plans; provided, that, if such coverage cannot be obtained, the Company shall pay to the Executive monthly during the Welfare Benefit Continuation Period an amount equal to the amount the Company would have paid had the Executive continued participation in the Company's Welfare Benefit plans. The Company's obligations to make the Severance Payments shall be conditioned upon: (i) the Executive's continued compliance with Executive's obligations under Section 4 of this Employment Agreement and (ii) the Executive's execution, delivery and non-revocation of a valid and enforceable general release of claims arising in connection with the Executive's employment and termination or resignation of employment with the Company (the "Release") in a form reasonably acceptable to the Company and the Executive that becomes effective not later than forty-five (45) days after the date of such termination or resignation of employment. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Employment Agreement, the Executive will immediately return to the Company any portion of the Severance Payments that have been paid to the Executive pursuant to this Section 3.2(a). Subject to the foregoing and Section 3.2(g), the Severance Payments will commence to be paid to the Executive on the forty-fifth (45th) day following the Executive's termination of employment, except that the Pro-Rata Bonus shall be paid at the time when annual bonuses are paid generally to the Company's senior executives for the year in which the Executive's termination of employment occurs.
(b)    Change in Control Termination. If (A) (i) the Executive's employment is terminated by the Company other than for Cause or Disability, or (ii) the Executive resigns for Good Reason, and such termination or resignation described in (i) or (ii) of this clause (A) occurs within the one (1) year period following a Change in Control, or (B) the Executive's termination or resignation is a Change in Control Related Termination, then, in addition to the Severance Payments described in Section 3.2(a), the Executive shall also be entitled to a payment each month during the Severance Period equal to one-twelfth (1/12th) of the target Annual Bonus for the year in which the Executive's termination or resignation occurs (determined without regard to any reduction in Base Salary or target Annual Bonus percentage subsequent to the Change in Control or in connection with the Change in Control Related

Termination) and such amounts shall be deemed to be included in the term Severance Payments for purposes of this Agreement.
(c)    Termination by the Company For Disability. If the Executive's employment is terminated during the Term by the Company by reason of the Executive's Disability, in addition to the Accrued Amounts and any payments to be made to the Executive under the Company's disability plan(s) as a result of such Disability, the Company shall pay to the Executive such supplemental amounts (the "Supplemental Disability Payments") as shall be necessary to result in the payment of aggregate amounts to the Executive as a result of his Disability that shall be equal to the Executive's Base Salary as in effect immediately before such Disability; provided, that, at the Company's option, the Company may purchase insurance to cover its obligations under this Section 3.2(c) and the Executive shall cooperate to assist the Company in obtaining such insurance. Such Supplemental Disability Payments shall be made for the lesser of (A) thirty-six (36) months following the date of termination due to Disability and (B) the greater of (i) the remainder of the Term and (ii) twelve (12) months. The Company shall also pay to the Executive a Pro-Rata Bonus in the event of a termination of employment described in this Section 3.2(c). The Company's obligations to make the Supplemental Disability Payments and pay the Pro-Rata Bonus shall be conditioned upon: (i) the Executive's continued compliance with his obligations under Section 4 of this Employment Agreement and (ii) the Executive's execution, delivery and non-revocation of a Release that becomes effective not later than forty-five (45) days after the date of such termination of employment. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Employment Agreement, the Executive will immediately return to the Company any portion of the Supplemental Disability Payments and the Pro-Rata Bonus that have been paid to the Executive pursuant to this Section 3.2(c). Subject to the foregoing and Section 3.2(g), the Supplemental Disability Payments will commence to be paid to the Executive on the forty-fifth (45th) day following the Executive's termination of employment. The Pro-Rata Bonus shall be paid at the time when annual bonuses are paid generally to the Company's senior executives for the year in which the Executive's termination of employment occurs.
(d)    Termination by Reason of Death. If the Executive's employment is terminated during the Term by reason of his death, in addition to the Accrued Amounts and any employee benefits to which the Executive's estate, spouse or other beneficiaries, as applicable, may be entitled, the Company shall pay to the beneficiary designated in writing by the Executive (or to his estate if no such beneficiary has been so designated), (i) the Base Salary which the Executive would have received if he had remained employed under this Employment Agreement for the lesser of (A) thirty-six (36) months following the Executive's death and (B) the greater of (x) the remainder of the Term and (y) twelve (12) months, assuming for such remaining period the Executive's Base Salary as in effect on the date of the Executive's death; provided, that, at the Company's option, the Company may purchase insurance to cover its obligations under this Section 3.2(d) (which for the avoidance of doubt shall not include insurance provided by the Company under its group life insurance plan covering employees generally) and the Executive shall cooperate to assist the Company in obtaining such insurance and (ii) a Pro-Rata Bonus.

(e)    Retirement. Upon Retirement, the Executive, whether or not Sections 3.2(a) or 3.2(c) also apply but without duplication of benefits, shall be entitled to (i) a Pro-Rata Bonus, (ii) to the extent permitted pursuant to the applicable plans, the continuation on the same terms as an active employee of Welfare Benefits the Executive would otherwise be eligible to receive as an active employee of the Company for the lesser of (A) thirty-six (36) months following the date of his Retirement and (B) the greater of (i) the remainder of the Term and (ii) twelve (12) months, or, if earlier, until such time as the Executive becomes eligible for Welfare Benefits from a subsequent employer and, thereafter, shall be eligible to continue participation in the Company's Welfare Benefit plans, provided that such continued participation shall be entirely at the Executive's expense and shall cease when the Executive becomes eligible for Welfare Benefits from a subsequent employer (such period, the "Retirement Period") and (iii) the provision of an office at the Company's headquarters and use of such office and the Company facilities and administrative support at the Company's expense for the Retirement Period and, at the Executive's request, for two years following the Retirement Period at the Executive's expense, provided that such use during the two-year period following the Retirement Period shall not interfere with Company use thereof. Notwithstanding the foregoing, (x) if the Executive is not permitted to continue participation in the Company's Welfare Benefit plans pursuant to the terms of such plans or pursuant to a determination by the Company's insurance providers or such continued participation in any plan would result in the plan being discriminatory within the meaning of Section 4980D of the Code, the Company shall use reasonable efforts to obtain individual insurance policies providing the Welfare Benefits to the Executive for the Retirement Period, but shall only be required to pay for such policies an amount equal to the amount the Company would have paid had the Executive continued participation in the Company's Welfare Benefit plans; provided, that, if such coverage cannot be obtained, the Company shall pay to the Executive monthly for the Retirement Period an amount equal to the amount the Company would have paid had the Executive continued participation in the Company's Welfare Benefit plans and (y) any Welfare Benefits coverage provided pursuant to this Section 3.2(e), whether through the Company's Welfare Benefit plans or through individual insurance policies, shall be supplemental to any benefits for which the Executive becomes eligible under Medicare, whether or not the Executive actually obtains such Medicare coverage. The Pro-Rata Bonus shall be paid at the time when annual bonuses are paid generally to the Company's senior executives for the year in which the Executive's Retirement occurs.
(f)    Definitions. For purposes of this Section 3.2, the following terms shall have the following meanings:
(1)    A resignation for "Good Reason" shall mean a resignation by the Executive within thirty (30) days following the date on which the Company has engaged in any of the following (each a "Good Reason Event"): (i) the assignment of duties or responsibilities to the Executive that reflect a material diminution of the Executive's position with the Company; provided, however, that the hiring of a chief executive officer by CVR GP, LLC shall not be a Good Reason Event if, immediately thereafter, the Executive is the chairman of the board of directors of CVR GP, LLC, (ii) a relocation of the Executive's principal place of employment that increases the Executive's commute by more than fifty (50) miles; (iii) a reduction in the Executive's Base Salary, other than across-the-board reductions applicable to similarly situated employees of the Company; or (iv) a Change in Control in which the Executive does not concurrently receive an employment contract substantially in the form of this Employment Agreement from the successor company; provided, however, that the Executive must provide the Company with notice promptly following the occurrence of any of the foregoing and at least twenty (20) business days to cure. Notwithstanding the foregoing, if a Good Reason Event occurs upon or following a Change in Control and prior to the tenth (10th) business day prior to the first (1st) anniversary of the Change in Control, a resignation for Good Reason (i) may not be effective prior to the ninetieth (90th) day after the date of the occurrence of the Change in Control and (ii) may be effective at any time within the period commencing ninety (90) days after the date of the occurrence of the Change in Control and ending on the first anniversary of the date of the occurrence of the Change in Control; provided, however, that the Executive must provide the Company with notice of the occurrence of the Good Reason Event and at least ten (10) business days to cure.
(2)    "Cause" shall mean that the Executive has engaged in any of the following: (i) willful misconduct or breach of fiduciary duty; (ii) intentional failure or refusal to perform reasonably assigned duties after written notice of such willful failure or refusal and the failure or refusal is not corrected within ten (10) business days; provided, however, that the Executive's refusal to participate in or perform any act on behalf of the Company which upon advice of counsel the Executive in good faith believes is illegal or unethical shall not constitute Cause; (iii) the indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony (other than a traffic violation or other offense or violation outside of the course of employment which does not adversely affect the Company and its Affiliates or their reputation or the ability of the Executive to perform Executive's employment-related duties or to represent the Company and its Affiliates); provided, however, that (A) if the Executive is terminated for Cause by reason of Executive's indictment pursuant to this clause (iii) and the indictment is subsequently dismissed or withdrawn or the Executive is found to be not guilty in a court of law in connection with such indictment, then the Executive's termination shall be treated for purposes of this Employment Agreement as a termination by the Company other than for Cause, and the Executive will be entitled to receive (without duplication of benefits and to the extent permitted by law and the terms of the then-applicable Welfare Benefit plans) the payments and benefits set forth in Section 3.2(a) and, to the extent either or both are applicable, Section 3.2(b) and Section 3.2(e), following such dismissal, withdrawal or finding, payable in the manner and subject to the conditions set forth in such Sections and (B) if such indictment relates to environmental matters and does not allege that the Executive was directly involved in or directly supervised the action(s) forming the basis of the indictment, Cause shall not be deemed to exist under this Employment Agreement by reason of such indictment until the Executive is convicted or enters a plea of guilty or nolo contendere in connection with such indictment; or (iv) material breach of the Executive's covenants in Section 4 of this Employment Agreement or any material written policy of the Company or any Affiliate after written notice of such breach and failure by the Executive to cure such breach within ten (10) business days; provided, however, that no such notice of, nor opportunity to cure, such breach shall be required hereunder if the breach cannot be cured by the Executive.

(3)    "Change in Control" shall have the meaning set forth on Appendix A.
(4)    "Change in Control Related Termination" shall mean a termination of the Executive's employment by the Company other than for Cause or Executive's resignation for Good Reason, in each case at any time prior to the date of a Change in Control and (A) the Executive reasonably demonstrates that such termination or the basis for resignation for Good Reason occurred in anticipation of a transaction that, if consummated, would constitute a Change in Control, (B) such termination or the basis for resignation for Good Reason occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (C) the Executive reasonably demonstrates that such termination or the basis for resignation for Good Reason was implemented at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control.
(5)    "Disability" shall mean that: (i) the Executive is unable to perform his duties hereunder as a result of illness or physical injury for a period of at least ninety (90) days; (ii) the Executive is entitled to receive payments under the Company's long-term disability insurance plan; (iii) the Executive has started to receive such disability insurance payments; and (iv) no person has contested or questioned the Executive's right to receive such payments or, if such payments have been contested, the Company has irrevocably and unconditionally agreed to pay the Executive such amounts as will net to the Executive after reduction for applicable federal and state income taxes the same amount as he would have received after such taxes from such insurance. The "Date of Disability" shall mean the first date on which all of the requirements set forth in clauses (i) through (iv) above have been satisfied.
(6)    "Pro-Rata Bonus" shall mean, the product of (A) a fraction, the numerator of which is the number of days the Executive is employed by the Company during the year in which the Executive's employment terminates pursuant to Section 3.2(a), (c), (d) or (e) prior to and including the date of the Executive's termination and the denominator of which is 365 and (B) (i) if the Annual Bonus is payable pursuant to a plan that is intended to provide for the payment of bonuses that constitute "performance-based compensation" within the meaning of Section 162(m) of the Code, an amount for that year equal to the Annual Bonus the Executive would have been entitled to receive had his employment not terminated, based on the actual performance of the Company or the Executive, as applicable, for the full year, or (ii) if the Annual Bonus is not payable pursuant to a plan that is intended to provide for the payment of bonuses that constitute "performance-based compensation", the target Annual Bonus for that year.
(7)    "Retirement" shall mean the Executive's termination or resignation of employment for any reason (other than by the Company for Cause or by reason of the Executive's death) following the date the Executive attains age 62.
(g)    Section 409A. To the extent applicable, this Employment Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder. If on the date of the

Executive's separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company the Executive is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment constituting the "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to Executive at any time during the six (6) month period following the Executive's separation from service, and any such amounts deferred such six (6) months shall instead be paid in a lump sum on the first payroll payment date following expiration of such six (6) month period. For purposes of conforming this Employment Agreement to Section 409A of the Code, the parties agree that any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a "separation from service" as defined in Treasury Regulation §1.409A-1(h).
3.3.    Exclusive Remedy. The foregoing payments upon termination or resignation of the Executive's employment shall constitute the exclusive severance payments due the Executive upon a termination or resignation of Executive's employment under this Employment Agreement.
3.4.    Resignation from All Positions. Upon the termination or resignation of the Executive's employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination or resignation, from and with respect to all positions the Executive then holds as an officer, director, employee and member of the Board of Directors (and any committee thereof) of the Company and any of its Affiliates.
3.5.    Cooperation. Following the termination or resignation of the Executive's employment with the Company for any reason and during any period in which the Executive is receiving Severance Payments or Supplemental Disability Payments, or for one (1) year following termination or resignation of the Executive's employment with the Company if no Severance Payments or Supplemental Disability Payments are payable, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive's services to the Company and its Affiliates, provided, however, such period of cooperation shall be for three (3) years, following any such termination or resignation of Executive's employment for any reason, with respect to tax matters involving the Company or any of its Affiliates. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters as agreed by the Executive and the Board and the Company shall compensate the Executive for such cooperation at an hourly rate based on the Executive's most recent base salary rate assuming two thousand (2,000) working hours per year; provided, that if the Executive is required to spend more than forty (40) hours in any month on Company matters pursuant to this Section 3.5, the Executive and the Board shall mutually agree to an appropriate rate of compensation for the Executive's time over such forty (40) hour threshold.

Section 4.	Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.

4.1.    Unauthorized Disclosure. During the Term and at all times thereafter, the Executive shall hold in a fiduciary capacity for the benefit of the Company and each of its Affiliates, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any other intellectual property relating to the business of the Company or its affiliates, and their respective businesses, (i) obtained by the Executive during the Executive's employment by the Company and any of the subsidiaries of the Company and (ii) not otherwise in the public domain ("Confidential Information"). The Executive also agrees to keep confidential and not to publish, post on his own or to disclose any personal information regarding any controlling individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, for purposes of this Section 4, a "Person") of the Company, including Carl C. Icahn, or any of its or his affiliates and their employees, and any member of the immediate family of any such Person (and all such personal information shall be deemed "Confidential Information" for the purposes of this Agreement). The Executive shall not, without the prior written consent of the Company (acting at the direction of the Board): (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Agreement. The Executive will assist the Company or its designee, at the Company's expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement. The Executive agrees not to disparage the Company, its officers and directors, Mr. Icahn, or Related Parties (as defined in Appendix A), or any affiliate of any of the foregoing, in each case during and/or after his employment hereunder. Without limiting anything contained above, the Executive agrees and acknowledges that all personal and not otherwise public information about the Company and its subsidiaries and the respective affiliates of any of the foregoing (including, without limitation, all information regarding Icahn Enterprises LP ("IEP"), Carl C. Icahn, Mr. Icahn's family, and employees of the Company, IEP and their respective affiliates) shall constitute Confidential Information for purposes of this Agreement.
4.2.    Non-Competition. By and in consideration of the Company's entering into this Employment Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Executive's exposure to the Confidential Information of the Company and its Affiliates, the Executive agrees that the Executive shall not, during the Term and thereafter for the period during which the Severance Payments or Supplemental Disability Payments are payable or one (1) year following the end of the Term if no Severance Payments or Supplemental Disability Payments are payable (the "Restriction Period"), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee or partner of, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, "Restricted Enterprise" shall mean any Person that is actively engaged in any business which is either (i) in competition with the business of the Company or any of its Affiliates conducted during the preceding twelve (12) months (or following the Term, the twelve (12) months preceding the last day of the Term), or (ii) proposed to be conducted by the Company or any of its Affiliates in the Company's or Affiliate's business plan as in effect at that time (or following the Term, the business plan as in effect as of the last day of the Term); provided, that (x) with respect to any Person that is actively engaged in the refinery business, a Restricted Enterprise shall only include such a Person that operates or markets within one hundred (100) miles of any geographic area in which the Company or any of its Affiliates operates or markets with respect to its refinery business and (y) with respect to any Person that is actively engaged in the fertilizer business, a Restricted Enterprise shall only include such a Person that operates or markets within one hundred (100) miles of any geographic area in which the Company or any of its Affiliates operates or markets with respect to its fertilizer business. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive's then-current employment status. For the avoidance of doubt, (A) the foregoing shall not prohibit the Executive from working in the State of Texas; provided, that the Executive's so working does not involve any Restricted Enterprise that is operating in the State of Texas if the Company or any of its Affiliates is then operating in the State of Texas, (B) a Restricted Enterprise shall not include any Person or division thereof that is engaged in the business of supplying (but not refining) crude oil or natural gas and (C) if the Executive's employment is terminated by the Company without Cause or due to the Executive's Retirement or this Employment Agreement expires upon or following the end of the Initial Term or any Renewal Term, beginning ninety (90) days following the Executive's last day of employment, the Executive may serve on the board of directors of a Restricted Enterprise.
4.3.    Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly solicit (or assist any Person to solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its Affiliates, provided, however, that this Section 4.3 shall not prohibit the hiring of any individual as a result of the individual's response to an advertisement in a publication of general circulation.
4.4.    Non-Solicitation of Customers/Suppliers. During the Restriction Period, the Executive shall not (i) solicit (or assist any Person to solicit) any Person which has a business relationship with the Company or of any of its Affiliates in order to terminate, curtail or otherwise interfere with such business relationship or (ii) solicit, other than on behalf of the Company and its Affiliates, any Person that the Executive knows or should have known (x) is a current customer of the Company or any of its Affiliates in any geographic area in which the Company or any of its Affiliates operates or markets or (y) is a Person in any geographic area in which the Company or any of its Affiliates operates or markets with respect to which the Company or any of its Affiliates has, within the twelve (12) months prior to the date of such solicitation, devoted more than de minimis resources in an effort to cause such Person to become a customer of the Company or any of its Affiliates in that geographic area. For the avoidance of doubt, the foregoing does not preclude the Executive from soliciting, outside of the geographic areas in which the Company or any of its Affiliates operates or markets, any Person that is a customer or potential customer of the Company or any of its Affiliates in the geographic areas in which it operates or markets.
4.5.    Extension of Restriction Period. The Restriction Period shall be extended for a period of time equal to any period during which the Executive is in breach of any of Section 4.2, 4.3 or 4.4 hereof.
4.6.    Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by Executive, either alone or in conjunction with others, during the Executive's employment with the Company and related to the business or activities of the Company and its Affiliates (the "Developments"). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable Affiliates, the Executive assigns all of Executive's right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable Affiliates as the Executive's employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the end of the Executive's employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive's employers, assigns, executors, administrators and other legal representatives. In connection with Executive's execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that Executive holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive's signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company, its Affiliates, and their duly authorized officers and agents as the Executive's agent and attorney in fact to act for and in the Executive's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by the Executive.

4.7.    Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Employment Agreement to any Person; provided the Executive may disclose this Employment Agreement and/or any of its terms to the Executive's immediate family, financial advisors and attorneys. Notwithstanding anything in this Section 4.7 to the contrary, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Employment Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided that this sentence shall not permit any Person to disclose the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial information regarding such transactions.
4.8.    Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company and its Affiliates for which the Company and its Affiliates would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company and its Affiliates shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company and its Affiliates may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Payments or Supplemental Disability Payments made by the Company to the Company. The terms of this paragraph shall not prevent the Company or its Affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its Affiliates because of the Executive's access to Confidential Information and Executive's material participation in the operation of such businesses.

Section 5.	Representation.
The Executive represents and warrants that (i) Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits Executive's ability to enter into and fully perform Executive's obligations under this Employment Agreement and (ii) Executive is not otherwise unable to enter into and fully perform Executive's obligations under this Employment Agreement.

Section 6.	Withholding; Taxes.
All amounts paid to the Executive under this Employment Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law. The Company will not pay or otherwise gross-up the Executive for any federal, state, local or foreign taxes relating to or arising with respect to any benefit, compensation or payment made under this Agreement.

Section 7.	Effect of Section 280G of the Code.
7.1.    Payment Reduction. Notwithstanding anything contained in this Employment Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the Executive by the Company, any affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise (the "Payments") constitute "parachute payments" (within the meaning of Section 280G of the Code), and if (ii) such aggregate Payments would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate Payments equal (as valued under Section 280G of the Code) to only three times the Executive's "base amount" (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to the Executive shall be subject to the Excise Tax; provided, however, that the Company shall use its reasonable best efforts to obtain shareholder approval of the Payments provided for in this Employment Agreement in a manner intended to satisfy requirements of the "shareholder approval" exception to Section 280G of the Code and the regulations promulgated thereunder, such that payment may be made to the Executive of such Payments without the application of an Excise Tax. If the Payments are so reduced, the Company shall reduce or eliminate the Payments (x) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.
7.2.    Determination of Amount of Reduction (if any). The determination of whether the Payments shall be reduced as provided in Section 7.1 and the amount of such reduction shall be made at the Company's expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to the Company and the Executive within ten (10) days after the Executive's final day of employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive.

Section 8.	Miscellaneous.

8.1.    Indemnification. To the extent permitted by applicable law and subject to any separate agreement (if any) between the Company and the Executive regarding indemnification, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive's performance of duties for the benefit of the Company, whether or not the claim is asserted during the Term. This indemnity shall not apply to the Executive's acts of willful misconduct or gross negligence. The Executive shall be covered under any directors' and officers' insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company's directors and other officers.
8.2.    Fees and Expenses. In the event of any dispute between the Company and the Executive arising under this Agreement, the Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive in the event the Executive is the prevailing party in such dispute; provided, that, if it is determined that the Executive's termination of employment was for Cause, the Executive shall not be entitled to any payment or reimbursement pursuant to this Section 8.2.
8.3.    Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
8.4.    Assignment. This Employment Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void.
8.5.    Payments Following Executive's Death. Any amounts payable to the Executive pursuant to this Agreement that remain unpaid at the Executive's death shall be paid to the Executive's estate.
8.6.    Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	CVR Energy, Inc. 10 E. Cambridge Circle, Suite 250 Kansas City, KS 66103 Attention: General Counsel Facsimile: (913) 982-5651

with a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Donald P. Carleen, Esq. Facsimile: (212) 859-4000

If to the Executive:	John J. Lipinski 2277 Plaza Drive, Suite 500 Sugar Land, TX 77479 Facsimile: (281) 207-3505

All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.7.    Governing Law. This Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Texas, without giving effect to the conflicts of law principles thereof. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of Texas (collectively, the "Selected Courts") for any action or proceeding relating to this Employment Agreement, agrees not to commence any action or proceeding relating thereto except in the Selected Courts, and waives any forum or venue objections to the Selected Courts.
8.8.    Severability. Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.9.    Entire Agreement. From and after the Commencement Date, this Employment Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, relating to any employment of the Executive by the Company or any of its Affiliates including, without limitation, the First Amended and Restated Agreement, the Second Amended and Restated Agreement and the Third Amended and Restated Agreement.
8.10.    Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
8.11.    Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive's heirs and the personal representatives of the Executive's estate and any successor to all or substantially all of the business and/or assets of the Company.
8.12.    General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to "include", "includes" and "including" shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.
8.13.    Mitigation. Notwithstanding any other provision of this Employment Agreement, (a) the Executive will have no obligation to mitigate damages for any breach or termination of this Employment Agreement by the Company, whether by seeking employment or otherwise and (b) except for Welfare Benefits provided pursuant to Section 3.2(a) or 3.2(e), the amount of any payment or benefit due the Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that the Executive may receive from any other source.
8.14.    Company Actions. Any actions, approvals, decisions, or determinations to be made by the Company under this Employment Agreement shall be made by the Company's Board, except as otherwise expressly provided herein.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

CVR Energy, Inc.

/s/ John J. Lipinski	By:	/s/ Stanley A. Riemann
JOHN J. LIPINSKI	Name:	Stanley A. Riemann
	Title:	Chief Operating Officer

APPENDIX A

"Change in Control" means the occurrence of any of the following:
(a)    An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of (i) the then-outstanding Shares or (ii) the combined voting power of the Company's then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (ii) the Company, any Principal Stockholder or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);
(b)    The consummation of:
(i)    A merger, consolidation or reorganization of a Person (x) with or into the Company or (y) in which securities of the Company are issued (a "Merger"), unless such Merger is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a Merger in which:
(A)    the shareholders of the Company immediately before such Merger, or one or more Principal Stockholders, own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the "Surviving Corporation"), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities by the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a "Parent Corporation") or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;
(B)    the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and
(C)    no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Subsidiary, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the

Company or any Subsidiary, (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Shares or Voting Securities, or (5) any Principal Stockholder, has Beneficial Ownership, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.
(ii)    A complete liquidation or dissolution of the Company; or
(iii)    The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a sale or transfer to a Subsidiary or a Principal Stockholder (or one or more Principal Stockholders acting together) or (y) the distribution to the Company's shareholders of the stock of a Subsidiary or any other assets).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
For purposes of this Agreement:

(i)
"Affiliate" means any Person that a Person either directly or indirectly through one or more intermediaries is in common control with, is controlled by or controls, each within the meaning of the Securities Act of 1933, as amended.

(ii)
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of stock, by agreement or otherwise and "Controlled" has a corresponding meaning.

(iii)	"Principal" means Carl Icahn.

(iv)	"Principal Stockholder" means any of IEP Energy LLC, any Affiliate of IEP Energy LLC, the Principal and any Related Party.

(v)
"Related Party" means (1) the Principal and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the "Family Group"); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each, an "Entity" and collectively "Entities") Controlled by one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights, hereinafter referred to as "Veto Power"); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above. For the purposes of this definition, and for the avoidance of doubt, in addition to any Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

(vi)	"Shares" means the common stock, par value $.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.